Exhibit 99.(h)(1)(g)

FORESIDE

ASSIGNMENT AND AMENDMENT AGREEMENT

THIS ASSIGNMENT AND AMENDMENT AGREEMENT (the "Assignment and Amendment") is made and entered into, effective as of December 7, 2021, by and among The HC Capital Trust (f/k/a The Hirtle Callaghan Trust) (the "Client"), Alaric Compliance Services, LLC (the "Assignor") and Foreside Fund Officer Services LLC (the "Assignee").

WHEREAS, the Client and the Assignor are parties to one or more agreements set forth on Exhibit A attached to this Assignment and Amendment (the "Agreement(s)"); and

WHEREAS, the Assignor desires to assign, transfer, convey and deliver to the Assignee the Assignor's rights, obligations and covenants under the Agreement(s) (as amended by this Assignment and Amendment), and the Assignee desires to assume from the Assignor such interests, rights and obligations in accordance with the terms and conditions of this Assignment and Amendment, and the Client consents to such assignment; and

WHEREAS, in connection with the foregoing assignment, the Client and the Assignee desire to amend the Agreement(s) pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                     Amendment to the Agreement. As between the Client and the Assignee, the following amendments shall be made to the Agreement(s) which shall become effective upon and immediately following the assignment contemplated herein:

A. All references to Alaric Compliance Services, LLC. ("Alaric") shall be replaced with Foreside Fund Officer Services, LLC ("Foreside").

B. The following provision shall be inserted into the Agreement(s):

The restrictions and obligations contained herein shall not apply to Foreside's disclosure of Confidential Information in response to a routine examination of Foreside by a regulatory or self-regulatory agency with jurisdiction over Foreside and directed solely at Foreside.

2.                     Assignment. The Assignor hereby assigns all the rights, obligations and covenants of the Assignor under the Agreement(s) (as amended by this Assignment and Amendment) to the Assignee, and the Assignee hereby accepts the foregoing assignment and fully assumes the rights, obligations and covenants of the Assignor. The Client hereby consents to the foregoing assignment and assumption.

3.                     No Further Amendment. The parties hereto agree that all other provisions of the Agreement(s) shall, subject to Section I of this Assignment and Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties to the Agreement(s) in accordance with its terms. This Assignment and Amendment forms an integral and inseparable part of the Agreement(s).

4.                   Notices. All notices and other communications under this Assignment and Amendment and the Agreement(s) shall be in writing and delivered to the parties at the following addresses:

If to the Client, to:

HC Capital Trust

Five Tower Bridge, Suite 500

300 Barr Harbor Drive, West Conshohocken, PA 19428

FORESIDE

cbcrgman@hirtlecallaghan.com

If to the Assignor. to:

Alaric Compliance, LLC

17 Arcadian Ave, Suite I 04

Paramus, NJ 07652

gtalarico@alariccompliancc.com

If to the Assignee:

Foreside Fund Officer Services, LLC

3 Canal Plaza, Suite I 00

Portland, ME

207.553.7110

legal@foreside.com

5.                   Headings. The section headings used in this Assignment and Amendment are for convenience of reference only and shall not be used or construed to define, interpret, expand, or limit any provision hereof.

6.                   Counterparts. This Assignment and Amendment may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.                   Governing Law. This Assignment and Amendment shall be governed by, and construed and enforced in accordance with, the internal substantive laws of State of Delaware, without giving effect to its conflict of law rules.

8.                    Conflicts. To the extent that the terms set forth in this Assignment and Amendment conflict with the Agreement(s), the terms set forth in this Assignment and Amendment shall control.

9.                    Entire Agreement. This Assignment and Amendment, together with the Agreement(s). documents and instruments executed in connection therewith, represent the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede and cancel any prior oral or written agreement, letter of intent or understanding with respect to such subject matter.

IO.                 Binding Agreement. This Assignment and Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties hereto.

(this section left intentionallyblank)

FORESIDE

IN WITNESS WHEREOF. the parties hereto have caused this Assignment and Amendment to be executed in their names on their behalf by and through their duly authorized officers as of the date below.

Foreside Fund Officer Services, LLC

By:	/s/ Charles S. Todd
Name: Charles S. Todd
Title: Vice President

Alaric Compliance Services, LLC

By:	/s/ Guy F. Talarico
Name: Guy F. Talarico
Title: Chief Executive Officer

HC Capital Trust

By:	/s/ Colette Bergman
Name: Colette Bergman
Title: VP & Treasurer

FORESIDE

Exhibit A

Agreement for Independent Chief Compliance Officer Services, by and between Alaric Compliance Services, LLC and HC Capital Trust (f/k/a The Hirtle Callaghan Trust), dated December 18, 2008.

Amendment to the Agreement Between Alaric Compliance Services, LLC and HC Capital Trust (f/k/a The Hirt le Callaghan Trust) for Independent Chief Compliance Officer Services dated January 1, 2010.

Second Amendment to the Agreement Between Alaric Compliance Services, LLC and HC Capital Trust (f/k/a The Hirtle Callaghan Trust) for Independent Chief Compliance Officer Services dated December 31, 2014.

Third Amendment to the Agreement Between Alaric Compliance Services, LLC and HC Capital Trust (f/k/a The Hirtle Callaghan Trust) for Independent Chief Compliance Officer Services dated December 15, 2015.

Fourth Amendment to the Agreement Between Alaric Compliance Services, LLC and HC Capital Trust (f/k/a The Hirtle Callaghan Trust) for Independent Chief Compliance Officer Services dated January 1, 2018.

Fifth Amendment to the Agreement Between Alaric Compliance Services, LLC and HC Capital Trust (f/k/a The Hirtle Callaghan Trust) for Independent Chief Compliance Officer Services dated January 1, 2020.